VERISCRIP ROYALTY AGREEMENT

This Veriscrip Royalty Agreement (this “Agreement”) is made and entered as of February 1, 2010 (the “Effective Date”), by and between VirtualHealth Technologies, Inc., a Delaware corporation (“VirtualHealth”), and Secure eHealth, LLC, a Nevada limited liability company (“Secure eHealth”), and a wholly-owned subsidiary of Wound Management Technologies, Inc., a Texas corporation. VirtualHealth and Secure eHealth are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.

I.
DEFINITIONS

The following terms shall have meanings ascribed to them below:

1.1     “Secure eHealth Affiliate” means any entity or person controlling, controlled by, or under common control with Secure eHealth or any successor in interest (whether by acquisition, change of control, merger or otherwise), to Secure eHealth or a Secure eHealth Affiliate. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of a Person, whether through the ownership of stock, by contract, or otherwise.

1.2     “Veriscrip Product” means any product which incorporates any of the Veriscrip Technology.

1.3    “Veriscrip Technology” means the technology related to real-time prescription drug monitoring described on Exhibit A attached hereto.

II.
ROYALTIES

2.1     Secure eHealth agrees to pay VirtualHealth a royalty of ten percent (10%) of all revenues received by Secure eHealth or any Secure eHealth Affiliate from the sale of any Veriscrip Product (the “Royalty”).

2.2    All Royalties will be due and payable on a calendar quarterly basis, on or before the thirtieth (30th) day immediately following the calendar quarter in which revenues received by Secure eHealth or any Secure eHealth Affiliate from the sales of Veriscrip Products are received, together with a quarterly report detailing the quantity of Veriscrip Products sold, amounts received, the total Royalty due for the immediately preceding calendar quarter and the calculations used to arrive at those amounts (the “Royalty Report”).

2.3   Secure eHealth will permit VirtualHealth, once per calendar year, to audit Secure eHealth’s books and records related to the sale of Veriscrip Products and the Royalties, at reasonable times and with reasonable notice, for the purpose of verifying Secure eHealth’s adherence to the terms and conditions of this Agreement. Any audit requested by VirtualHealth will be conducted during Secure eHealth’s regular business hours, will comply with Secure eHealth’s normal security procedures, and will not unreasonably interfere with Secure eHealth’s business operations. All out-of-pocket costs associated with an audit will be paid by VirtualHealth, unless the audit discovers a discrepancy of ten percent (10%) or more in the amounts reported to VirtualHealth, in which case all reasonable out-of-pocket costs will be paid by Secure eHealth.

2.4   Each Party shall bear and pay all taxes (including, without limitation, sales, excise, value added, use taxes and similar taxes) applicable to such Party pertaining to this Agreement, the payments hereunder, the manufacture, sale or distribution of the Veriscrip Products.

III.
TERM

3.1     The term of this Agreement shall commence on the Effective Date and shall continue for three (3) years thereafter (the “Term”).

IV.
WARRANTIES

4.1     Secure eHealth represents and warrants to VirtualHealth that Secure eHealth has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Secure eHealth, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally, and (ii) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

4.2    VirtualHealth represents and warrants to Secure eHealth that VirtualHealth has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of VirtualHealth, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally, and (ii) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

4.3   VirtualHealth hereby agrees to indemnify, defend, and hold Secure eHealth and the Secure eHealth Affiliates (each, a “Secure eHealth Indemnified Party”) harmless from and against any liability, claims, costs, expenses and damages (including, but not limited to, court costs and attorneys’ and experts’ fees and expenses) incurred by a Secure eHealth Indemnified Party or arising from any claim, demand, suit or proceeding brought by any third party against a Secure eHealth Indemnified Party, based in whole or in part on a claim that the Veriscrip Technology infringes one or more of the patent, copyright, trademark, trade secret or other intellectual property or proprietary rights owned or controlled by a third party.

4.4    NEITHER OF THE PARTIES MAKES ANY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OTHER THAN AS EXPRESSLY SET FORTH HEREIN AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

4.5    NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHETHER FORESEEABLE OR NOT, ARISING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE USE OR SALE OF VERISCRIP PRODUCTS.

V.
CONFIDENTIALITY

5.1     The Parties each recognize that they may exchange “Confidential Information” (as defined below) during the Term of this Agreement. For purposes of this Section 5.1, the Party disclosing such Confidential Information shall be referred to as the “Discloser”, and the Party receiving such Confidential Information shall be referred to as the “Recipient”.

5.2   Recipient has no rights or interest in any Confidential Information of Discloser, and during the term of this Agreement and thereafter, Recipient shall not use, for Recipient’s own benefit (except to perform its obligations under and to effectuate the intent of this Agreement), or disclose to any other person, corporation or other entity any Confidential Information disclosed to or acquired by Recipient, except with the prior written authorization of an officer of Discloser. Recipient shall ensure that any of its shareholders, directors, officers, members, managers, employees, agents, servants, independent contractors, subsidiaries or affiliates that are given access to Discloser’s Confidential Information will be bound, by contract, work rules or otherwise, by the same obligations of confidentiality as are provided for herein.

5.3    For purposes of this Agreement, “Confidential Information” shall mean any confidential information relating to either party or its business including, but not limited to, information and data concerning names and other characteristics of actual or potential customers of Discloser that such party has procured in accordance with this Agreement, unpublished financial information including sales and cost figures and projections, tax records and calculations, accounting procedures, personnel records, and the processes or techniques employed or being evaluated by Discloser, and related know-how and information, now and hereafter developed. “Confidential Information” shall not include information which is (i) now or which subsequently becomes (otherwise than in breach of this Agreement) public knowledge; (ii) properly known to Recipient at the time of receipt of the same from Discloser; (iii) at any time received in good faith by the Recipient from a third party having the right to disclose the same; or (iv) independently developed by Recipient, provided that the person or persons developing the same have not used the Confidential Information of Discloser.

5.4    Upon the expiration, termination or cancellation of this Agreement for any reason, Recipient shall, upon request by Discloser, return all physical embodiments of the Confidential Information received from Discloser, and Recipient shall continue for a period of five (5) years to treat as strictly confidential all Confidential Information received from Discloser. Recipient shall not release any Confidential Information to any other person or entity, either by declaration, deposition or as a witness except upon prior written notice to Discloser, which notice shall provide reasonable opportunity for Discloser to take any appropriate measures, and Recipient shall fully cooperate with Discloser, to provide for the confidential treatment of all such Confidential Information so disclosed. Discloser shall be entitled to obtain an injunction or restraining order by any court of competent jurisdiction to enjoin or restrain the unauthorized use or disclosure by Recipient of any Confidential Information, along with all other remedies available at law and the costs and reasonable attorneys' fees related to enforcing this Agreement.

5.5   The provisions of this Article V shall survive for a period of five (5) years following the termination or expiration of this Agreement.

VI.
GENERAL PROVISIONS

6.1     The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns. Without the prior written consent of each of the other Parties, no Party may assign, delegate, or transfer the Agreement or any of its rights or duties hereunder, (including, but not limited to, the sale or transfer of any amounts owed by one party to the other) to any third party. Any attempted assignment or delegation in violation of this section shall be void and at no time shall have any legal validity.

6.2   This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to its choice of laws principles. The Parties agree that the exclusive jurisdiction of any case or controversy arising under or out of this Agreement shall be in the state or federal courts located in Fort Worth, Texas, and each of the Parties hereby consents to the jurisdiction of such courts.

6.3   Nothing contained herein will in any way constitute any association, partnership, or joint venture between or among the Parties, or be construed to evidence the intention of the Parties to establish any such relationship.

6.4   Except as otherwise specifically provided herein, no modification to this Agreement will be effective unless assented to in writing by the Party to be charged. No waiver of any rights will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

6.5    Any notification that is to be given to either Party by the other Party pursuant to the provisions of this Agreement shall not be effective unless delivered by a nationally recognized overnight delivery service by certified, return receipt at the addresses first written above. All such notices shall be deemed effective on the business day after such notice is placed with the overnight delivery service.

6.6   The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

6.7    The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

6.8   This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior or contemporaneous proposals, oral or written, understandings, representations, conditions and all other communications among the Parties relating to such subject matter. Any other terms or conditions shall not be incorporated herein or be binding upon any of the Parties unless expressly provided herein or agreed to in writing by all of the Parties.

6.9    No delay or omission by any Party to exercise any right or power hereunder shall impair any right or power or be construed to be a waiver thereof. A waiver by any of the Parties of any of the covenants, conditions or agreements to be performed by any of the other Parties or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement contained herein. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at law, in equity or otherwise, and may be enforced concurrently therewith or from time to time.

6.10     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the duly authorized representatives of each of the Parties have executed this Agreement as of the Effective Date.

VIRTUALHEALTH TECHNOLOGIES, INC.

By:
[Name], [Title]

SECURE eHEALTH, LLC

By:
[Name], [Title]

EXHIBIT A

Veriscrip Technology

Real-time PDMP framework using three unique components (Prescriber, Dispenser and Regulatory).

The four application interfaces within the Veriscrip™ Prescription Drug Monitoring System:

•	Physicians — to write Scheduled Drug prescriptions for patients;

•	Pharmacists — to fill these prescriptions;

•	Regulators — to monitor and report usage and investigate abuse of such a system;

•	System Administrators — to update and manage these systems.

Each interface will access the same database of prescription data, but they will each have different access privileges, have different functionality and a different look and feel.

The above system requires that the prescribers send the prescriptions electronically through the Veriscrip application which is comprised of an electronic prescribing interface that is either in use in the practice currently which Veriscrip interfaces with or the native Veriscrip Prescriber interface.

Those prescriptions that are produced are then tagged and a copy of the prescription is stored in the Regulatory database and forwarded to a destination pharmacy for dispensing. Once the prescription is received by the Pharmacy it can only be dispensed once the recipient of the prescription has been authenticated at which time the Pharmacy “checks out” the prescription in the database. The life of that prescription is tracked in the system and is made available in a reporting module to the authorized regulatory users.

A - 1